EXHIBIT 21 – SUBSIDIARIES OF OUR COMPANY
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Subsidiary	Organized Under Laws of	% Owned by Immediate Parent (1)
American Axle & Manufacturing Holdings, Inc.	Delaware
American Axle & Manufacturing, Inc.	Delaware	100%
Colfor Manufacturing Inc.	Delaware	100%
MSP Industries Corporation	Michigan	100%
AccuGear	Delaware	100%
Oxford Forge, Inc.	Delaware	100%
DieTronik	Delaware	100%
AAM International Holdings, Inc	Delaware	100%
AAM Comercio e Participacoes Ltda.	Brazil	99.99	%(2)
AAM do Brasil Ltda	Brazil	99.23%
AAM Mauritius Holdings Ltd	Mauritius	100%
Changshu AAM Automotive Driveline High Technology Manufacturing Co., Ltd.	China	100%
Asia Pacific Office Branch, (Tokyo, Japan)	Japan	100%
China Representative Office, (Shanghai, China)	China	100%
American Axle & Manufacturing Korea, Inc.	Korea	100%
AAM Services India Private Ltd.	India	99	%(2)
AAM Poland Sp. z o. o.	Poland	100%
Albion Automotive (Holdings) Limited	Scotland	100%
Albion Automotive Limited	Scotland	100%
AAM Europe GmbH	Germany	100%
AAM Sona Axle Private Limited	India	49	%(3)
AAM India Manufacturing Corporation Private Limited	India	99	%(2)
American Axle & Manufacturing (Thailand) Co., Ltd.	Thailand	100%
AAM Luxembourg S.á r.l.	Luxembourg	100%
AAM International S.á r.l.	Luxembourg	100%
AAM Mexico Holdings LLC	Delaware	100%
American Axle & Manufacturing de Mexico Holdings S. de R.L. de C.V.	Mexico	99.99	%(2)
American Axle & Manufacturing de Mexico S. de R.L. de C.V.	Mexico	99.99	%(2)
AAM Maquiladora Mexico S. de R.L. de C.V.	Mexico	99.99	%(2)

(1)	All subsidiaries set forth herein are reported in our financial statements through consolidations; there are no subsidiaries omitted from this list.

(2)	Remaining shares owned by the Company or its subsidiaries.

(3)	21% of the remaining shares are owned by American Axle & Manufacturing, Inc.